EXHIBIT 21

                           SUBSIDIARIES OF REGISTRANT

Name of                Percent    Names Under Which            State of
Subsidiary             Ownership  Subsidiaries Do Business     Incorporation
----------             ---------  ------------------------     -------------

Investors Title        100%       Investors Title Insurance    North Carolina
Insurance Company                 Company

Northeast Investors    100%       Northeast Investors Title    South Carolina
Title Insurance                   Insurance Company
Company

Investors Title        100%       Investors Title Exchange     North Carolina
Exchange Corporation              Corporation

Investors Title        100%       Investors Title              South Carolina
Accommodation                     Accommodation Corporation
Corporation

Investors Title        100%       Investors Title Management   North Carolina
Management                        Services, Inc.
Services, Inc.